Exhibit 10.36
DATE:    March 31, 2023                            Personal and Confidential

TO:    Karl Gabel

RE:    Separation Agreement and Release

Dear Karl,

This Separation Agreement and Release sets forth the terms of your separation of employment from IBEX Global Solutions, including its subsidiaries and affiliated corporations, and their respective current and former successors, assigns, representatives, agents, shareholders, officers, directors and employees (collectively referred to as “IBEX”). As discussed, your last day of work as an active employee with IBEX will be June 30, 2023 (“Last Day Worked”). In consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, IBEX will pay you the following amount subject to the terms and conditions set forth below:

Payments:
After the Last Day Worked, and if you sign this Agreement, IBEX will pay you a consulting fee of One Hundred and Fifty Thousand Dollars ($150,000) (“Consulting Fee”) for consulting/transition services (the “Consulting Services”) for the new Chief Financial Officer for the period of June 30, 2023 through September 30, 2023 (the “Consulting Period”) to be paid on a monthly basis. For the avoidance of doubt, such fee shall be paid in three tranches consisting of $50,000 each to be paid on August 1, 2023, September 1, 2023 and October 1, 2023. Such Consulting Services shall be on an as needed basis at the discretion of the Chief Executive Officer. Notwithstanding the “as needed basis” of such Consulting Services, provided you have not violated any of the Obligations as defined below, you shall receive the full amount of the Consulting Fee. During the Consulting Period, you shall be considered an independent contractor and such payments made for the Consulting Fee will be classified as an independent contractor and subject to IRS Form 1099. Any Consulting Fee identified in this Agreement, Bonus Payments and acceleration of equity (as set forth below) is subject to your compliance with your Employment Agreement and this Agreement with regard to all Post-Employment Obligations, Post-Employment Covenants, including but not limited to confidential information, intellectual property, non-solicitation of employees and customers, and non-disparagement and all obligations as stated in the section titled Release (collectively the “Obligations”). In the event of non-compliance with the Obligations, your Consulting Fee shall immediately cease and IBEX shall have no further obligation to continue any payments pursuant to this agreement except for any wages which were earned prior to the Last Day Worked. Furthermore, given the nature of the Obligations and the potential harm to the business that could result from your non-compliance, in the event of non-compliance with the Obligations, IBEX shall have the right to reclaim any Consulting Fees paid to you prior to the date of such non-compliance with the Obligations, except for wages which were earned prior to your Separation Date.

In the event that a replacement Chief Financial Officer is hired for your position prior to June 30, 2023, upon the announcement of such replacement, you shall no longer hold the title of Chief Financial Officer and your official duties as such shall cease immediately and the services required shall be determined by the Chief Executive Officer, however you shall continue to receive your salary through the Last Day Worked. The hiring of a new Chief Financial Officer, whether prior to the Last Day Worked or after, shall have no impact on the Consulting Fee to be paid to you for the Consulting Period.
Management Incentive Plan: You shall receive your bonus payment for Fiscal Year 2023 and the Fourth Quarter of Fiscal Year 2023, if any, in accordance with the Management Incentive Plan (MIP) (collectively “Bonus Payments”) on the date paid to all other members of executive management, not to exceed December 30, 2023. These Bonus Payments will be less standard deductions for Federal, State and local income taxes including the employee portion of FICA, and any other employment tax deductions required by law. All withholdings for regular and separation pay will be made in accordance with the elections on file with IBEX payroll department.

Health Benefits: Your US health insurance benefits will end on your Last Day Worked which means these will end June 30. 2023. You will receive, under separate cover from the vendor, information regarding your rights to continue your health insurance benefits in accordance with COBRA at your expense. If you sign this Agreement and choose to enroll in COBRA, the company will reimburse you on a monthly basis for the employer portion of your COBRA cost for up to two (2) years following your Last Day Worked. Eligibility for group life insurance and short-term and long-term disability insurance ends as of the Last Day Worked on June 30, 2023.

Equity Awards: During the period up to your Last Day Worked plus the Consulting Period (i.e. through September 30, 2023), any equity granted under the 2020 Long Term Incentive Plan (“LTIP”) shall continue to vest. On September 30, 2023, any unvested equity, specifically the Restricted Stock Units, granted to you pursuant to the Restricted Stock Units Notice on April 20, 2022 (“RSU Notice”) shall accelerate and become fully vested according to the following schedule, notwithstanding any Performance Triggers as set forth in the RSU Notice:

Acceleration Tranche	Date of Acceleration	Number of Shares
Acceleration Date 1	June 30, 2023	23,163
Acceleration Date 2	January 1, 2024	7,451
Acceleration Date 3	June 30, 2024	7,451
	Total	38,065

At the option of IBEX, IBEX may reduce the number of shares accelerated and fully vested by an amount equal to your tax obligation. In the event IBEX opts to reduce the shares, the number of shares to be reduced will be calculated using the closing stock price on the date of acceleration and your effective tax rate. (By way of example, if on June 30, 2023, your tax obligation is $173,722 based on a stock price of $25.00 at the close of the market on June 30, 2023, IBEX shall reduce the number of shares to be accelerated and become fully vested from 23,163 to 16,215 shares).

Form W2: You will be able to view and print your US Form W2 through UltiPro. Please ensure you keep your address and contact information updated to avoid delay in receipt of this information.

Unemployment Insurance: You may be eligible for unemployment insurance benefits. Contact your state unemployment office for eligibility and process requirements. IBEX will respond timely, truthfully, adequately and completely to any request for information from the state unemployment office.
Release: In exchange for IBEX providing you with the above-referenced payments, and other good and valuable consideration you, on behalf of yourself and your past and future successors, predecessors, trustees, servants, custodians, heirs, administrators, assigns, representatives, and agents (collectively, the “Employee Parties”), does hereby finally, irrevocably and unconditionally remise, release, acquit, and discharge the Company and its affiliates, and each of their respective parents, subsidiaries, affiliates, successors, creditors, shareholders, predecessors, subrogees, trustees, servants, attorneys, examiners, receivers, liquidators, custodians, heirs, administrators, assigns, representatives, agents, advisers, partners, members, managers, directors and officers, and each of their respective past, present or future officers, directors, managers, members, stockholders, partners, employees, agents, insurers and plan fiduciaries, all individually and in any official capacity (collectively, the “Released Parties”), of and from any and all manners of action, causes of action, claims, suits (whether civil, administrative, investigative or informal), arbitrations, audits, hearings, investigations, litigations, orders, damages, costs, losses, debts, interest, accounts, contribution, obligations, reckonings, bonds, bills, covenants, controversies, agreements, guaranties, judgments, executions, obligations, counterclaims, demands, liabilities, fees (including attorneys’ fees and court costs) or expenses of any kind or nature whatsoever (collectively, the “Employee Claims”) related to any action, inaction, event, circumstance, or occurrence occurring or alleged to have occurred on or prior to the date that this Amendment is fully executed and delivered, whether known or unknown, matured or unmatured, suspected or unsuspected, foreseeable or unforeseeable, whether arising by statute, common law, in contract, tort or otherwise, of any kind, character or nature whatsoever which you ever had, now has, or (to the extent permitted by applicable law) which may subsequently accrue, including but not limited to all claims arising out of your employment relationship with the Company and any affiliate, including but not limited to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information.

Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; and all claims arising under or based on any foreign, federal, state or local law, statute, regulation or ordinance not expressly referenced above; provided, however, that the foregoing release and discharge:
i.shall not relieve Company of any non-monetary obligation owed to you that is set forth in the Agreement or this Amendment;
ii.shall not relieve the Company of its obligations to make the payments to you as set forth in Section 2 of this Amendment; and
iii.shall not include claims that cannot be released by law.

Employee Covenant and Waiver: In addition to and without in any way limiting the foregoing, you, on behalf of yourself and the remaining Employee Parties, further covenant and agree to refrain forever from, directly or indirectly, asserting any claim or demand, commencing, instituting or causing to be commenced, or assisting any party in the commencement of, any action, suit (whether civil, administrative, investigative or informal), arbitration, audit, hearing, investigation, litigation or other proceeding of any kind or nature against any of the Released Parties, whether directly or derivatively, at law, equity or through any other method or means on account of or in any way arising out of or relating to the Employee Claims released herein, and you, on behalf of yourself and the remaining Employee Parties, hereby represents that you are not aware of any such claims having been filed as of the date of his or her execution of this Amendment. You, on behalf of yourself and the remaining Employee Parties, understand and agree that you and they are expressly waiving all Employee Claims against the Released Parties, including but not limited to, those Employee Claims that the Employee Parties may not know of or suspect to exist (and which if known, may have materially affected the decision to provide this release), and the Employee Parties expressly waive any rights under applicable law that provide to the contrary. The foregoing terms do not apply to the rights reserved above.
YOU, FOR YOURSELF AND THE EMPLOYEE PARTIES, AGREES THAT THE RELEASES IN THIS AGREEMENT ARE SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS, WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL OR OTHERWISE (OTHER THAN FRAUD), KNOWN OR UNKNOWN, OF OR BY ANY OF THE RELEASED PARTIES RELEASED HEREUNDER.
No Further Obligations By IBEX: Other than as set forth herein, you represent, warrant and acknowledge that IBEX owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay, stock options, or other compensation, or payments or continued coverage under the life insurance, disability insurance, medical and dental benefits, qualified or non-qualified retirement benefits or profit sharing benefits or forms of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

Post-Employment Obligations: You agree that you will not disclose, or cause to be disclosed in any way, any confidential information, trade secrets, or other proprietary information, which you in any way acquired during your employment with IBEX. You also acknowledge that any and all agreements pertaining to confidentiality and solicitation obligations entered into by you prior to your Separation Date, will remain in effect and binding regardless of whether or not you sign this Agreement. It is understood and agreed that books, handbooks, manuals, files, papers, memoranda, letters, facsimile or other communications which you have in your possession that were written, authorized, signed, received or transmitted during your employment are and remain the property of IBEX. In addition, any such materials and company property, including laptops and cell phones, that were issued to you are to be returned to IT in working condition within 5 days of your end of employment or earlier if requested by your Manager.

Post-Employment Covenants:

Non-Solicitation of Employees. Employee agrees that during his or her employment and for a 1-year period following termination of employment for any reason, Employee will not, without the prior written consent of the Company, directly or indirectly (including without limitation, through another entity in which the Employee is a partner, director, officer, employee, consultant, advisor, or shareholder of more than 5% of the entity’s outstanding equity) solicit, request, cause, or encourage any employee or consultant of the Company or of any of its affiliates, who were known to Employee during his or her employment, to terminate their employment or consulting relationship with the Company or any of its affiliates, or to leave employment or terminate their consulting relationship with the Company or of its affiliates for the purpose of accepting employment or a consulting relationship with a business engaged in offering services or products similar to, or competing with, or reasonably competing with, the services or products offered by the Company or any of its affiliates.
Non-Solicitation of Customers. Employee agrees that during his or her employment and for a 1-year period following termination of employment for any reason, Employee will not, without the prior written consent of the Company, directly or indirectly (including without limitation, through another entity in which the Employee is a partner, director, officer, employee, consultant, advisor, or shareholder of more than 5% of the entity’s outstanding equity) solicit, request, cause, or encourage any actual or prospective customer of the Company or of any of its affiliates, to modify, reduce, or terminate their actual or prospective customer relationships with the Company or any of its affiliates, or to otherwise do business with any business engaged in offering services or products similar to, or competing with, or reasonably competing with, the services or products offered by the Company or any of its affiliates. For clarity, “prospective customer” means a customer that has been identified as a target by the Chief Sales and Client Services Officer during the period of Employee’s employment.
Non-Compete. As consistent with your Employment Agreement, you agree that for a 1-year period following your Separation Date, you will not directly or indirectly engage, anywhere in the Restricted Area (as defined below), whether engagement be as an individual, officer, director, proprietor, employee, partner, member, investor, (other than solely as a holder of less than five percent (5%) of the outstanding equity of a corporate entity), creditor, consultant, advisor, sales representative, agent or other participant, in a Restricted Business (defined below).
•“Restricted Area” means region or regions in the United States where you have conducted business or services on behalf of Company as of your Separation Date.
•“Restricted Business” means any venture, enterprise, activity or business engaged in by the Company, and for which your duties extended during your employment, including but, not limited to, a competitor call center business.

Support to Litigation, Regulatory Matter, Investigations: Employee agrees to be available on a reasonable basis to assist the Released Parties with any investigation, claim, suit or other proceeding that is pending or threatened by or against the Released Parties. Released Parties agrees to reimburse Employee promptly after Employee submits receipts or other documents reasonably acceptable to Released Parties for Employee’s actual out-of-pocket expenses reasonably incurred and approved by Released Parties in connection with Employee’s performance under this Paragraph; provided, however, without limiting the provisions of any statutory or other contractual indemnification obligations owed to

Employee, Employee shall not be entitled to any expense reimbursement for time spent testifying or otherwise cooperating in any matter not in connection with employee performance in which Employee is the sole defendant in the proceeding or a named subject or target of the litigation, regulatory matter or investigation.
Indemnification: Employee is a party to that certain Indemnity Agreement by and between IBEX Limited dated January 1, 2021 (“Indemnity Agreement”) attached hereto as Exhibit A and incorporated herein by reference. It is agreed that the terms of the Indemnity Agreement shall remain in full force and effect pursuant to Section 4.2 of the Indemnity Agreement with respect to any indemnification obligations of IBEX notwithstanding the termination of employment, as provided therein.
No Further Actions/Non-Disparagement: By executing this Agreement, you further agree that you have not and, to the fullest extent permitted by law, will not institute, assist or otherwise participate willingly or voluntarily in any non-governmental complaint, claim, charge, lawsuit, or action at law or otherwise against IBEX with respect to any act, omission, transaction or occurrence up to and including the date of your execution of this Agreement. Further, to the extent any action is instituted by any federal, state or local agency on your behalf with respect to any act, omission, transaction or occurrence up to and including the date of your execution of this Agreement, you agree to accept no monetary recovery in connection therewith. You agree not to issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against IBEX with any entity including the Customers except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law. You further agree not to interfere in any manner with the operations of IBEX.

Confidentiality: You agree not to disclose the terms, contents or execution of this Agreement or the facts and circumstances underlying this Agreement, except in the following circumstances: You may disclose the terms of this Agreement: (i) to your tax advisors so long as such tax advisors agree to be bound by the confidential nature of this Agreement; (ii) to taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement; (iii) to your legal counsel; (iv) financial advisors; (v) pursuant to an order of a court or governmental agency of competent jurisdiction; and (vi) for purposes of securing enforcement of the terms and conditions of this Agreement.

Consideration/Revocation/Advice of Counsel: Since upon execution by you, this letter will represent a bona fide agreement between you and IBEX you are encouraged to thoroughly review and consider its terms and consult with legal counsel before signing. Please return the signed document to Christy O’Connor by email at christy.oconnor@ibex.co or mail to 1717 Pennsylvania Ave NW Suite 825, Washington, D.C. 20006. You may take up to twenty-one (21) days (no later than April 21, 2023) to consider whether or not you wish to enter into this Agreement, although you may choose to sign the Agreement at any time following your Separation Date and before the expiration of such twenty-one (21) day period. You acknowledge that you are entering into this Agreement freely, knowingly, and voluntarily, with a full understanding of its terms. If you decide to execute this Agreement, you may revoke your acceptance within seven (7) days from the date on which you signed this Agreement (the “Revocation Period”). This Agreement is not effective or enforceable and no consideration shall be paid until the Revocation Period has expired without revocation of the Agreement. To be effective, any revocation within the seven (7) day Revocation Period must be submitted to me in writing on or before the end of the seventh (7th) day following your signing of this Agreement. You understand and acknowledge that the separation benefit identified above is in consideration beyond that to which you are already entitled to receive before entering into this Agreement.

Injunctive Relief: You agree that any breach of this Agreement by you may irreparably injure IBEX. Accordingly, IBEX may, in addition to pursuing monetary damages against you or any other remedies, obtain an injunction against you from any court having jurisdiction over the matter, restraining any further violation of this Agreement by you. If IBEX is successful in obtaining legal remedies against you for violation of this Agreement, you agree to reimburse IBEX for all of its legal fees and costs associated with such litigation. You further acknowledge and agree that waiver by IBEX of any breach or default by you of any terms of this Agreement shall not operate as a waiver of any other breach or default. In the event that any part of this Agreement is determined by a court to be overly restrictive or broad, thereby making it unenforceable, the court shall modify the Agreement as it deems appropriate in order to make it enforceable.

Entire Agreement/Choice of Law: With the exception of any prior agreements between you and IBEX as referenced in the paragraph entitled “Post-Employment Obligations”, above, this Agreement constitutes the entire Agreement between IBEX and you and supersedes and cancels all prior written and oral agreements concerning your separation from IBEX. This Agreement may not be changed or altered, except by writing signed by an authorized officer of IBEX and you. The parties acknowledge and agree that Delaware law shall govern any dispute that arises between them regarding the enforceability or interpretation of this Agreement. If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement. Additionally, in the event that any of the restrictive covenants in this Agreement shall be found by a court of competent jurisdiction to be unreasonable by reason of its extending for too great a period of time or over too great a geographic area or by reason of its being too extensive in any other respect, then such restricting covenant shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

If you have any questions, please feel free to call me. If you are in agreement with the foregoing, please sign, date and return this Agreement in full within the timeframe set forth above to Christy O’Connor by email at christy.oconnor@ibex.co or mail to 1717 Pennsylvania Ave NW Suite 825, Washington, D.C. 20006.

Karl, we thank you for your service to IBEX and wish you the very best in your future endeavors!

Sincerely,

/s/ Christy O’Connor

Christy O’Connor
Chief Legal Officer

C: Robert T. Dechant, Chief Executive Officer

I HEREBY ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE. I FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY AND ENCOURAGED TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY.

/s/ Karl Gabel
Karl Gabel

April 3, 2023
DATE

EXHIBIT A

INDEMNITY AGREEMENT

THIS AGREEMENT made as a deed effective as of the 1st day of January, 2021

BETWEEN:

IBEX LIMITED, an exempted company incorporated under the Bermuda of Crawford House, 50 Cedar Avenue, Hamilton HM11, Bermuda

(the “Company”)

AND:

(a)KARL GABEL

(the “Indemnitee”)

WHEREAS, at the request of the Company, the Indemnitee has agreed to act as an officer of the Company and the Company has agreed to indemnify the Indemnitee against liability incurred by the Indemnitee as a result of acting as an officer of the Company on the terms and conditions set out in this agreement (the “Agreement”).

NOW THEREFORE in consideration of these premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the parties hereto covenant and agree as set forth below.

1.DEFINITIONS

1.1For the purposes of this Agreement:

(a)“Action” means any action, inquiry, investigation, suit or other proceeding before a court, arbitrator or other tribunal in which a Claim is brought, made or advanced by or against the Indemnitee;

(b)“Claim” means any charge, claim, cost, damage, expense, fine, liability, loss or penalty contemplated by Section 1.1 of this Agreement;

(c)“Fraudulent or Dishonest Actions” means with respect to a Indemnitee (i) the Indemnitee’s plea of guilty or nolo contendere to, or conviction of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of the Company, any Subsidiary or a successor to Company or a Subsidiary, as determined by the Company Board of Directors in its sole discretion, or that legally prohibits the Indemnitee from working for the company, any of Subsidiary or a successor to Company or a Subsidiary; (ii) a breach by the Indemnitee of a regulatory rule that adversely affects the Indemnitee’s ability to perform the Indemnitee’s duties as an employee or officer to the Company, any Subsidiary or a successor to the Company or a Subsidiary, in any material respect; or (iii) the Indemnitee’s failure, in any material respect, to (A) perform in all material respects, the Indemnitee’s duties as an officer, (B) comply in all material respects with the applicable policies of the Company, or any Subsidiary, or a successor to the Company or a Subsidiary, or (C) comply with covenants contained in any agreement between Indemnitee and the Company or a Subsidiary or a successor to the Company or Subsidiary.

(d)“Judgment” means an award of damages or other monetary compensation made in an Action or any amounts the Indemnitee is ordered to pay by any court, arbitrator or other tribunal or any government, governmental department, body, commission, board, bureau, agency or instrumentality having proper jurisdiction as a result of any Claim brought, made or advanced by or against the Indemnitee; and

(e)“Settlement” means an agreement to compromise a Claim or an Action.

(f)“Subsidiary” means any corporation or other entity in an unbroken chain of companies, corporations or other entities beginning with the Company if each of the companies, corporations or other entities, or group of commonly controlled companies, corporations or other entities, other than the last company, corporation or other entity in the unbroken chain then owns shares, stock or other equity interests possessing 50% or more of the total combined voting power of all classes of shares, stock or other equity interests in one of the other companies, corporations or other entities in such chain or otherwise has the power to direct the management and policies of the entity by contract or by means of appointing a majority of the members of the board or other body that controls the affairs of the entity.

2.INDEMNITY

2.1Scope of Indemnity

Subject to the provisions hereunder, the Company will, to the fullest extent possible under applicable law, indemnify and save harmless the Indemnitee from and against:

(a)any and all charges and claims of every nature and kind whatsoever, including any legal proceeding or investigative action (whether current, threatened, pending or completed) to which the Indemnitee is or may be joined as a party or is or may be liable for in respect of a judgment, award, penalty, fine, or expenses, which may be brought or made by any person, firm, partnership, corporation or by any governmental department, body, commission, board, bureau, agency or instrumentality against the Indemnitee in connection with the Indemnitee’s execution of the duties of an officer of the Company (a “Proceeding”);

(b)any and all costs, damages, judgments, settlement payments, expenses (including legal fees and disbursements on a full indemnity basis), fines, penalties, liabilities (statutory or otherwise), losses, including, without limitation, the costs of preparing for and appearing (provided that the Indemnitee shall not be entitled to be reimbursed for his time spent preparing or appearing to the extent he is being paid for such time by his then-current employer) at examinations, trials, hearings, government inquiries or commissions which the Indemnitee may sustain, incur or be liable for in consequence of the Indemnitee acting as an officer of the Company, whether sustained or incurred by reason of the Indemnitee’s negligence, default, breach of duty, breach of trust, failure to exercise due diligence or otherwise in relation to the Company or any of its affairs. For the avoidance of doubt, if the Company appoints and pays for counsel to defend an Action on behalf of the Indemnitee as required by this Agreement, then the

Indemnitee shall not be entitled to be indemnified for legal fees and disbursements of separate counsel (i.e., in addition to counsel appointed and paid for by the Company), subject to the third paragraph of Section 3.5.

2.2Limitation on Indemnification

Notwithstanding the provisions of Section 2.1 of this Agreement, the Company will not be obligated to indemnify or save harmless the Indemnitee if the actions of the Indemnitee were Fraudulent or Dishonest Actions.

2.3Advance Payment of Expenses

The Company will pay to the Indemnitee any expenses actually and reasonably incurred by the Indemnitee in advance of the final disposition of a Proceeding provided that the Indemnitee has delivered to the Company a written undertaking that, if the Company is not ultimately required to so indemnify the Indemnitee by Section 2.2 of this Agreement, the Indemnitee will immediately repay to the Company the amounts that the Company advanced to the Indemnitee.

2.4Court Approval of Indemnity

If any payment by the Company under Section 2.1 of this Agreement requires the approval of any court, the Company, at its own expense and in good faith, will promptly take all necessary proceedings to obtain such approval, or if the Company fails to promptly take such steps, the Company hereby authorizes the Indemnitee to take such steps on behalf of the Company, and the Company will pay to the Indemnitee all reasonable costs related thereto.

2.5Taxable Benefits

The Company will gross-up any indemnity payment made pursuant to this Agreement by the amount of any income tax payable by the Indemnitee in respect of that payment.

2.6Enforcement Costs

The Company will indemnify the Indemnitee for the amount of all reasonable costs incurred by the Indemnitee in obtaining any court approval required to enable or require payment under or in enforcing this Agreement, including, without limitation, legal fees and disbursements on a full indemnity basis.

2.7Re-Election

The obligations of the Company under this Agreement continue after and are not affected in any way by the re-election or re-appointment from time to time of the Indemnitee as an officer of the Company.

2.8Indemnitee’s Compensation

The obligations of the Company under this Agreement are not diminished or in any way affected by:

(a)the Indemnitee holding from time to time any direct or indirect financial interest in the Company;

(b)payment to the Indemnitee by the Company of any fees, salary, wages, or any other form of compensation or remuneration; or

(c)except as otherwise herein provided, any directors’ and officers’ or trustees’ liability insurance for the benefit of the Indemnitee placed by or on behalf of the Indemnitee or the Company.

2.9Insurance Limitation

Notwithstanding the provisions of Section 2.8 of this Agreement, the Company will have no obligation to indemnify or save harmless the Indemnitee in respect of any liability for which the Indemnitee is entitled to indemnity pursuant to any valid and collectible policy of insurance obtained and maintained by the Company, to the extent of the amounts actually collected by the Indemnitee under such insurance policy. Where partial indemnity is provided by such insurance policy, the obligation of the Company under Section 2.1 of this Agreement will continue in effect but will be limited to that portion of the liability for which indemnity is not provided by such insurance policy.

3.DEFENCE

3.1Notice of Claim

Upon the Indemnitee or the Company becoming aware of any pending or threatened Claim or Action, written notice will be given by or on behalf of the party becoming so aware to the other party as soon as is reasonably practicable.

3.2Right to Conduct an Investigation

The Company will conduct such investigation of each Claim as is reasonably necessary in the circumstances and will pay all costs of such investigation.

3.3Defence of Action

Subject to Section 3.6 of this Agreement, the Company will defend, on behalf of the Indemnitee, any Action, even if the Claim upon which the Action is founded is frivolous, vexatious, groundless, false or fraudulent.

3.4Appointment of Counsel

(b)The Company will consult with and pay reasonable heed to the Indemnitee concerning the appointment of any defense counsel to be engaged by the Company in fulfilment of its obligation to defend an Action pursuant to Section 3.3 of this Agreement; thereafter the Company will appoint counsel.

(c)Notwithstanding the prior paragraph, the Indemnitee may, at its own expense (without any right to indemnification for such expenses), retain separate counsel to advise the Indemnitee in connection with the Action, but such counsel may not file an appearance in connection with such Action.

(d)In the event that the counsel appointed by the Company advises that it is unable to represent both the Indemnitee and the Company because of a conflict or potential conflict between the Company and the Indemnitee, then the Company shall appoint and pay for separate counsel for the Indemnitee (after consulting with and paying reasonable heed to the Indemnitee concerning the appointment of such counsel) in fulfilment of its obligations under this Agreement. The Indemnitee shall instruct such counsel in the defense of such Action, and such counsel may file an appearance.

3.5Settlement Negotiations

With respect to a Claim or Action for which the Company is obliged to indemnify the Indemnitee hereunder, the Company may conduct negotiations towards a Settlement and, with the written consent of the Indemnitee (which consent will not be unreasonably withheld or delayed), the Company may make such Settlement as it deems expedient; provided, however, that the Indemnitee will not be required, as part of any proposed Settlement, to admit liability or agree to indemnify the Company in respect of, or make contribution to, any compensation or other payment for which provision is made by such Settlement.

3.6Failure to Consent to Settlement

With respect to a Claim or Action for which the Company is obliged to indemnify the Indemnitee hereunder, if the Indemnitee fails to consent to the terms of a proposed Settlement that is otherwise acceptable to the Company and the claimant, the Company may require the Indemnitee to negotiate or defend the Claim or Action independently of the Company and in such event any amount recovered by such claimant in excess of the amount for which Settlement could have been made by the Company will not be recoverable under this Agreement, it being further agreed by the parties that, under such circumstances, the Company will only be responsible for legal fees and costs up to the time at which such Settlement could have been made.

3.7Settlement in Certain Circumstances

The Company, in consultation with the Indemnitee, will have the right to negotiate a Settlement in respect of any Judgment which is founded upon conduct specified in Section 2.2 of this Agreement. In the event that the Company, in consultation with the Indemnitee, negotiates such Settlement, the Indemnitee will pay any compensation or other payment for which provision is made under the Settlement and will not seek indemnity or contribution from the Company in respect of such compensation or payment. The Indemnitee will pay to the Company, within 30 days of the Company making demand therefor, all fees, costs and expenses (including legal fees and disbursements on a full indemnity basis) that result from the defence of the Claim or the Action in respect of which the Settlement was made in connection with conduct specified in Section 2.2 of this Agreement, including the cost of any investigation undertaken by the Company in connection therewith, through the date the Settlement was made.

3.8Payment of Judgment

The Company will pay any Judgment that may be given against the Indemnitee unless any of the circumstances in Section 2.2 applies to the Action in respect of which the Judgment is given or unless and to the extent the Indemnitee is otherwise entitled to indemnity under a policy of insurance as contemplated by Section 2.9 of this Agreement and, in either case, the Indemnitee will pay to the Company, within 30 days of the Company making demand therefor, all fees, costs and expenses (including legal fees and disbursements on a full indemnity basis) which result from the defence and appeal of the Action, including the costs of any investigation undertaken by the Company in connection with the Action.

4.GENERAL

4.1Resignation

Nothing herein contained will in any way affect the Indemnitee’s right to resign from the Indemnitee’s position as an officer of the Company or any Subsidiary. Subject to Section 2.2, the obligations of the Company hereunder will continue after and are not affected in any way by the Indemnitee ceasing to be an officer or employee of the Company or any Subsidiary, whether by resignation, removal, dismissal without cause, death, incapacity, disqualification under applicable law or otherwise.

4.2Non-Guarantee of Employment or Service.

Nothing herein contained shall confer any right on an Indemnitee to continue in the service as an officer or employee, or in Indemnitee’s same role of service, to the Company or any Subsidiary or shall interfere in any way with the right of the Company or any Subsidiary to terminate such service or reduce such service in any way, at any time, with or without cause or notice.

4.3Survival

The indemnity herein provided for will survive the termination of the Indemnitee’s position as an officer of the Company and will continue in full force and effect thereafter.

4.4Timing of Payments

Unless stated otherwise, all monies to be paid hereunder will be paid within 30 days of becoming payable.

4.5Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect. The parties hereto agree to negotiate in good faith to agree to a substitute provision that will be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable. The invalidity or unenforceability of any provision in any particular jurisdiction will not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

4.6Further Assurances

Each party hereto agrees to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

4.7Enurement and Assignment

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. No party hereto may assign this Agreement without the prior written consent of the other party. In the event that another person becomes the assignee of, or successor in interest to, all or substantially all of the assets of the Company, the Indemnitee may require the Company to assign this Agreement to such person and to obtain such person’s agreement to be bound by this Agreement as if an original signatory hereto.

4.8Time of the Essence

Time shall be of the essence with respect to this Agreement.

4.9Governing Law and Conflict

This Agreement will be exclusively construed and governed by the laws in force in Bermuda, and the courts of Bermuda will have exclusive jurisdiction to hear and determine all disputes arising hereunder. Each of the parties hereto irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts. This Section will not be construed to affect the rights of a party to enforce a judgment or award outside said province, including the right to record and enforce a judgment or award in any other jurisdiction. If such governing law affords the Indemnitee more protection or conflicts in any way with this Agreement, the provision that affords the Indemnitee the most protection, whether it be by law or this Agreement, shall prevail.

4.10Remedies Cumulative

The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution of any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

4.11Counterparts and Delivery by Electronic Transmission

This Agreement may be executed in any number of counterparts and delivered by electronic transmission, each of which when executed and delivered, will be deemed to be an original and all of which when taken together, will constitute one and the same Agreement.

4.12Waivers

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the parties to this Agreement except that any provision that does not give rights or benefits to particular parties may be waived in writing, signed only by those parties who have rights under, or hold the benefit of, the provision being waived if those parties promptly send a copy of the executed waiver to all other parties. No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision or of any similar provision.

4.13Amendments

Except as permitted for certain waivers in Section 4.12 of this Agreement, no amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each party to this Agreement at the time of the amendment, supplement, restatement or termination.

4.14Entire Agreement

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, express or implied, statutory or otherwise, between the parties with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties hereto have signed, sealed and delivered this Agreement as a deed effective as of the date first written above.

Executed for and on behalf of
IBEX Limited

/s/ Robert Dechant	Witnessed by: /s/ Isobel Redfield
Authorised Signature Robert Dechant	Signature Isobel Redfield
Name (Printed) CEO	Name (Printed) Legal Administrator
Title	Title

Indemnitee; Officer

/s/ Karl Gabel	Witnessed by: /s/ Isobel Redfield
Signature Karl Gabel	Signature Isobel Redfield
Name (Printed)	Name (Printed) Legal Administrator
Title